                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                   FORM 8-K/A
                                (AMENDMENT NO.1)

                                 CURRENT REPORT
     PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934



       Date of Report (Date of earliest event reported): February 7, 2001



                       CHICAGO BRIDGE & IRON COMPANY N.V.
             (Exact name of registrant as specified in its charter)



                                 The Netherlands
                 (State or other jurisdiction of incorporation)



       1-12815                                              N.A.
(Commission File Number)                       (IRS Employer Identification No.)

       Polarisavenue 31
       2132 JH Hoofdorp
       The Netherlands                                      N.A.
(Address of principal executive offices)                 (Zip Code)

       Registrant's telephone number, including area code: 31-23-568-5660

                                      N.A.
          (Former name or former address, if changed since last report)

                                   FORM 8-K/A
                       CHICAGO BRIDGE & IRON COMPANY N.V.

                                EXPLANATORY NOTE

Chicago Bridge & Iron Company N.V. (the "Company" or "CB&I") and Pitt-Des Moines, Inc. ("PDM") have signed two amendments to the Asset Purchase Agreement with retroactive effect to February 7, 2001. These amendments redefined the terms and the assets purchased in the agreement, resulting in revised PDM historical and the unaudited pro forma combined financial statements of CB&I and PDM. These revised financial statements and the related notes are included in this filing. A copy of the amendments to the purchase agreement are attached as exhibits. Additionally, a copy of the Howe-Baker International, Inc. ("HBI") historical and pro forma financial statements resulting from the Company's December 28, 2001 acquisition of HBI are attached as exhibits.

Item 2.           Acquisition or Disposition of Assets

                  On February 7, 2001, the Company acquired substantially all of the assets (the "Assets") of the Engineered Construction Division and the Water Division (the "Divisions") of PDM for a consideration of 2,848,172 common shares of the Company (the "CB&I Shares"; including 282,575 collar shares for price protection if required) and $40 million in cash (the "Transaction"). PDM is obligated to remit to the Company net proceeds from the disposition of the CB&I Shares in excess of $44 million. The source of funds for the cash portion of the purchase price was a private placement of 837,692 common shares of the Company to Farinvest, Ltd., an affiliate of WEDGE Group Incorporated ("WEDGE") and 1,623,846 common shares of the Company's stock plus warrants to purchase, at nominal value, 251,598 common shares of the Company to First Reserve Fund VIII, L.P. ("First Reserve"), plus 250,000 warrants.

                  The Engineered Construction Division engineers, fabricates and constructs storage tanks and systems, process systems, and unique plate structures for the petroleum, petrochemical, cryogenic, liquid natural gas, defense and aerospace industries. The Water Division designs, fabricates and constructs water storage tank projects including conventional styles such as ground storage reservoirs and standpipes, steel elevated tanks and composite elevated tanks as well as unique projects involving one-of-a-kind tanks designed for specific applications. The Divisions will be integrated with current CB&I business units and the Assets will continue to be used in the same lines of business.

                  The original 8-K discussing this acquisition was filed with the Securities and Exchange Commission on February 22, 2001, and included copies of (i) the Company's press release dated February 7, 2001, (ii) the Asset Purchase Agreement dated February 7, 2001 between the Company and PDM setting forth the terms and conditions of the Transaction, (iii) the Shareholder Agreement dated February 7, 2001 among the Company, PDM and certain shareholders, (iv) the Standby Funding Agreement dated February 7, 2001 among the Company, PDM and Farinvest, Ltd., (v) the Post-Closing Risk Allocation Agreement dated February 7, 2001 between the Company and PDM, (vi) Amendments dated February 7, 2001 to shareholder agreements dated December 28, 2000 between the Company and First Reserve and between the Company and WEDGE, respectively,
(vii) the Stock Purchase Agreement dated February 7, 2001 between the Company and First Reserve Fund, and (viii) the Stock Purchase agreement dated February 7, 2001 between the Company and Farinvest, Ltd.

Item 7.  Financial Statements and Exhibits
            3 (a) Financial Statements of the Divisions
              (b) Pro forma financial information
              (c) Exhibits
                  (1) Amendment No. 1 to Asset Purchase Agreement dated March 7,
                      2001
                  (2) Amendment No. 2 to Asset Purchase Agreement dated May 31,
                      2001
                  (3) Financial Statements of HBI
                  (4) Pro Forma financial information related to the Company's
                      December 28, 2001 acquisition of HBI

                                   SIGNATURES

                  Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.


                                         Chicago Bridge & Iron Company N.V.
                                         /s/  Richard E. Goodrich
                                         ---------------------------------------
                                         By:  Chicago Bridge & Iron Company B.V.
                                         Its:  Managing Director
                                         Richard E. Goodrich
                                         Managing Director
                                         (Principal Financial Officer)



Date:  September 28, 2001

                      LIQUID & CRYOGENIC AND WATER STORAGE

                          COMBINED FINANCIAL STATEMENTS

                  Years ended December 31, 1999, 1998 and 1997
                       with Report of Independent Auditors

                      LIQUID & CRYOGENIC AND WATER STORAGE
                          COMBINED FINANCIAL STATEMENTS

                  Years ended December 31, 1999, 1998 and 1997




                                    Contents


Report of Independent Auditors...........................................2

Audited Combined Financial Statements

Combined Statements of Income............................................3
Combined Statements of Financial Condition...............................4
Combined Statements of Cash Flows........................................6
Combined Statements of Equity............................................7
Notes to Combined Financial Statements...................................8

                         Report of Independent Auditors



The Board of Directors and Stockholder

We have audited the accompanying combined statements of financial condition of Liquid & Cryogenic and Water Storage (See Basis of Presentation) as of December 31, 1999 and 1998, and the related combined statements of income, equity, and cash flows for each of the three years in the period ended December 31, 1999. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with auditing standards generally accepted in the United States. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the combined financial condition of Liquid & Cryogenic and Water Storage as of December 31, 1999 and 1998, and the related combined results of operations and cash flows for each of the three years in the period ended December 31, 1999 in conformity with accounting principles generally accepted in the United States.



                                Ernst & Young LLP


Pittsburgh, Pennsylvania
February 28, 2000

                      LIQUID & CRYOGENIC AND WATER STORAGE
                          COMBINED STATEMENTS OF INCOME

                                          (Unaudited)
                                Nine months ended September 30,             Years ended December 31,
                               --------------------------------  -----------------------------------------------
                                   2000              1999             1999             1998             1997
                               -------------    -------------    -------------    -------------    -------------
Earned revenue                 $ 154,118,039    $ 142,969,022    $ 194,279,847    $ 192,069,326    $ 182,898,538
Cost of earned revenue          (133,087,507)    (123,370,752)    (169,748,497)    (168,690,316)    (158,095,871)
                               -------------    -------------    -------------    -------------    -------------
Gross profit from operations      21,030,532       19,598,270       24,531,350       23,379,010       24,802,667

Selling, general and
  administrative expenses        (12,854,630)     (13,970,321)     (19,002,639)     (18,513,150)     (16,497,288)
Corporate allocation              (1,369,000)      (1,545,000)      (1,820,000)      (2,176,000)      (1,800,695)
                               -------------    -------------    -------------    -------------    -------------
      Income from operations       6,806,902        4,082,949        3,708,711        2,689,860        6,504,684

Other income/(expense):
      Interest income                223,243           61,118           90,417             --               --
      Interest expense                  --            (70,978)         (89,887)         (24,794)            --
      Gain on sale of assets            --              2,242            9,987           15,654           29,667
      Miscellaneous, net              74,030          (23,950)         (23,253)           1,679          (61,793)
                               -------------    -------------    -------------    -------------    -------------
                                     297,273          (31,568)         (12,736)          (7,461)         (32,126)
                               -------------    -------------    -------------    -------------    -------------
Income before income taxes         7,104,175        4,051,381        3,695,975        2,682,399        6,472,558
Income tax expense                (2,841,670)      (1,524,940)      (1,826,174)      (1,137,611)      (2,616,918)
                               -------------    -------------    -------------    -------------    -------------
Net income                     $   4,262,505    $   2,526,441    $   1,869,801    $   1,544,788    $   3,855,640
                               =============    =============    =============    =============    =============




See Notes to Combined Financial Statements.

                      LIQUID & CRYOGENIC AND WATER STORAGE
                   COMBINED STATEMENTS OF FINANCIAL CONDITION



                                                  (Unaudited)
                                                 September 30,            December 31,
                                                 -------------   -----------------------------
                                                     2000            1999            1998
                                                 ------------    ------------    ------------
Assets

Current Assets

         Cash and cash equivalents               $  5,134,644    $  3,790,807    $  4,514,447
         Accounts and notes receivable             38,886,622      30,320,013      33,045,329
         Inventories                                1,229,173       1,357,796       1,787,247
         Costs and estimated profits in excess
           of billings                             26,895,950      26,100,049      27,141,571
         Deferred income taxes                      1,186,466       1,837,486       1,579,968
                                                 ------------    ------------    ------------
                  Total Current Assets             73,332,855      63,406,151      68,068,562



Other Assets                                        1,034,894         927,618         723,321

Property, Plant and Equipment
         Land                                         502,819         502,819         502,819
         Buildings                                  7,212,032       7,154,230       6,272,317
         Machinery and equipment                   33,546,802      32,575,405      32,755,346
                                                 ------------    ------------    ------------
                                                   41,261,653      40,232,454      39,530,482
Allowances for depreciation                       (31,870,364)    (30,355,484)    (30,145,118)
                                                 ------------    ------------    ------------
         Net Property, Plant and Equipment          9,391,289       9,876,970       9,385,364
                                                 ------------    ------------    ------------
Total Assets                                     $ 83,759,038    $ 74,210,739    $ 78,177,247
                                                 ============    ============    ============



See Notes to Combined Financial Statements.

                      LIQUID & CRYOGENIC AND WATER STORAGE
                   COMBINED STATEMENTS OF FINANCIAL CONDITION



                                                                 (Unaudited)
                                                                September 30,          December 31,
                                                                -------------  -------------------------
                                                                    2000          1999           1998
                                                                 -----------   -----------   -----------
Liabilities and Equity

Current Liabilities
      Accounts payable                                           $22,368,082   $28,120,804   $17,916,578
      Accrued compensation, related taxes and benefits             3,933,710     5,654,478     4,450,678
      Other accrued expenses                                         828,735       522,592     1,093,311
      Billings in excess of costs and estimated profits            6,115,232     6,013,585     3,510,279
      Casualty and liability insurance                                  --         432,777       164,675
                                                                 -----------   -----------   -----------
      Total Current Liabilities                                   33,245,759    40,744,236    27,135,521

Deferred Income Taxes                                                127,466       127,466        80,599

Equity                                                            50,385,813    33,339,037    50,961,127
                                                                 -----------   -----------   -----------
Total Liabilities and Equity                                     $83,759,038   $74,210,739   $78,177,247
                                                                 ===========   ===========   ===========



See Notes to Combined Financial Statements.

                      LIQUID & CRYOGENIC AND WATER STORAGE
                        COMBINED STATEMENTS OF CASH FLOWS


                                                             (Unaudited)
                                                 Nine months ended September 30,         Years ended December 31,
                                                ------------------------------- --------------------------------------------
                                                     2000            1999            1999            1998            1997
                                                ------------    ------------    ------------    ------------    ------------
Cash Flows from Operating Activities
   Net income                                   $  4,262,505    $  2,526,441    $  1,869,801    $  1,544,788    $  3,855,640
   Adjustments to reconcile net income
     to net cash (utilized) provided
     by operating activities:
   Depreciation and amortization                   1,827,050       1,274,602       2,609,090       1,889,352       2,431,779
   Gain on sale of assets                               --            (2,242)         (9,987)        (15,654)        (29,667)
   Deferred income taxes (credits)                   651,020            --          (269,070)       (242,283)       (235,351)
   Minority interest, net of dividends paid             --              --              --              --            29,190
   Other non-cash (credits) debits                  (199,961)        (86,579)         13,721          59,148         110,534
   Change in operating assets and liabilities
     (using) providing cash:
   Accounts receivable                            (8,566,609)        434,127       2,725,316      (7,678,581)      5,167,011
   Inventories                                       128,623         272,966         429,451        (489,430)        798,406
   Costs, estimated profits and billings, net       (694,254)     13,482,512       3,544,828       1,004,652     (12,894,392)
   Accounts payable                               (5,752,722)     (2,546,099)     10,204,226      (4,708,708)      1,443,053
   Accrued liabilities                            (1,847,402)      1,904,930         901,183       1,184,748        (358,837)
                                                ------------    ------------    ------------    ------------    ------------
   Net cash (utilized) provided
     by operating activities                     (10,191,750)     17,260,658      22,018,559      (7,451,968)        317,366

Cash Flows from Investing Activities
   Capital expenditures                           (1,344,336)     (1,524,523)     (3,078,678)     (3,112,049)     (1,928,709)
   Proceeds from sale of assets                       10,581         320,771          13,976          48,633          36,290
   Acquisitions, net of cash acquired                   --              --              --              --          (355,814)
   Change in non-current assets                       74,122        (282,427)       (184,350)        (79,015)           --
                                                ------------    ------------    ------------    ------------    ------------
   Net cash utilized by investing activities      (1,259,633)     (1,486,179)     (3,249,052)     (3,142,431)     (2,248,233)

Cash Flows from Financing Activities
   Increase (decrease) in borrowings
     from PDM, Inc.                               12,795,220      (4,996,252)    (19,493,147)     12,622,244         702,782
                                                ------------    ------------    ------------    ------------    ------------
   Net cash provided (utilized) by
     financing activities                         12,795,220      (4,996,252)    (19,493,147)     12,622,244         702,782
                                                ------------    ------------    ------------    ------------    ------------
   Increase (decrease) in cash
     and cash equivalents                          1,343,837      10,778,227        (723,640)      2,027,845      (1,228,085)
   Cash and cash equivalents
     at beginning of year                          3,790,807       4,514,447       4,514,447       2,486,602       3,714,687
                                                ------------    ------------    ------------    ------------    ------------
Cash and cash equivalents at end of period      $  5,134,644    $ 15,292,674    $  3,790,807    $  4,514,447    $  2,486,602
                                                ============    ============    ============    ============    ============



See Notes to Combined Financial Statements.

                      LIQUID & CRYOGENIC AND WATER STORAGE
                          COMBINED STATEMENTS OF EQUITY


                                                          Net Equity
---------------------------------------------------------------------
Balance on January 1, 1997                               $ 32,332,482
   Net Income                                               3,855,640
   Transfer from Pitt-Des Moines, Inc.                        407,435
---------------------------------------------------------------------
Balance on December 31, 1997                               36,595,557
   Net Income                                               1,544,788
   Transfer from Pitt-Des Moines, Inc.                     12,820,782
---------------------------------------------------------------------
Balance on December 31, 1998                               50,961,127
   Net Income                                               1,869,801
   Transfer to Pitt-Des Moines, Inc.                      (19,491,891)
---------------------------------------------------------------------
Balance on December 31, 1999                               33,339,037
   Net Income                                               4,262,505
   Transfer from Pitt-Des Moines, Inc.                     12,784,271
---------------------------------------------------------------------
Balance on September 30, 2000 (Unaudited)                $ 50,385,813
---------------------------------------------------------------------


See Notes to Combined Financial Statements.

                     NOTES TO COMBINED FINANCIAL STATEMENTS


SIGNIFICANT ACCOUNTING POLICIES
BASIS OF PRESENTATION

The Liquid & Cryogenic and Water Storage business consists of two divisions of Pitt-Des Moines, Inc. and one wholly owned subsidiary (the "Company") that provide engineering and design, procurement, fabrication, erection, and rehabilitation of steel products such as liquid and cryogenic storage and processing systems and water storage systems.

These combined financial statements include certain assets, liabilities and operating results of Pitt-Des Moines, Inc.'s former Liquid & Cryogenic and Water Storage groups. The financial activities of these combined financial statements and additional non-domestic liquid & cryogenic assets were sold to Chicago Bridge & Iron Company N.V. on February 7, 2001.

The accompanying combined financial statements include the certain accounts of the following businesses and entities, all of which are under common control.

         Businesses                       Form of Entity
PDM Engineered Construction      Division of Pitt-Des Moines, Inc.
PDM Water                        Division of Pitt-Des Moines, Inc.
Hycon, Inc.                      Corporation-Subsidiary of Pitt-Des Moines, Inc.

The preparation of the Company's combined financial statements in conformity with accounting principles generally accepted in the United States requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent liabilities at the financial condition dates and the reported amounts of revenue and expenses during the reporting periods.

Unaudited combined financial statements as of and for the nine months ended September 30, 2000 and 1999 have been prepared in accordance with accounting principles generally accepted in the United States for interim financial information. Accordingly, they do not include all of the information and footnotes required by generally accepted accounting principles for complete financial statements. In the opinion of management, all adjustments (consisting of normal recurring accruals) considered necessary for a fair presentation have been included. Operating results for the nine months ended September 30, 2000 are not necessarily indicative of the results that may be expected for the year ending December 31, 2000.

CLASSIFICATIONS OF CURRENT ASSETS AND LIABILITIES

The Company includes in current assets and current liabilities amounts realizable and payable under contracts which extend beyond one year. Other assets and liabilities are classified as current or non-current on the basis of expected realization or payment within or beyond one year, respectively.

CASH AND CASH EQUIVALENTS

Cash and cash equivalents are defined as cash and short-term investments with maturities of three months or less at the time of acquisition.

                     NOTES TO COMBINED FINANCIAL STATEMENTS



INVENTORIES

Inventories of raw materials and fabricated parts are valued at the lower of first-in, first-out (FIFO) cost or market.

Contract material inventories included in accumulated contract costs are valued using the specific identification method.

DEPRECIATION AND AMORTIZATION

Land, buildings, machinery and equipment are carried at cost. Buildings, machinery and equipment, including capitalized leases, are generally depreciated by accelerated methods.

REVENUE RECOGNITION

The Company's revenues are composed of products and services provided under engineering and construction contracts. The Company recognizes construction contract revenues using the percentage-of-completion method. Percentage-of-completion is based upon input measures such as cost-to-cost and labor hours. Contract revenue is generally based on the relationship of actual costs incurred to date to total estimated costs, but for Water Storage contracts is based on the proportion of man-hours incurred to date to total estimated man-hours.

As long-term contracts extend over one or more years, revisions to estimates of costs and profits are reflected in the accounting period in which the facts which require the revisions become known. At the time a loss on a contract becomes known, the entire amount of the estimated loss is recognized in the financial statements.

The Company has a history of making reasonably dependable estimates of the extent of progress towards completion, contract revenues, and contract costs on its long-term contracts. However, due to uncertainties inherent in the estimation process, actual results could differ materially from those estimates.

Revenue from contract change orders and claims is recognized when the settlement is probable and the amount can be reasonably estimated. Contract costs include all direct material, labor, subcontract costs and those indirect costs related to contract performance. Costs and estimated profits in excess of billings are classified as a current asset. Amounts billed in excess of costs and estimated profits are classified as a current liability.

RECENT ACCOUNTING PRONOUNCEMENTS

In June 1998, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 133, "Accounting for Derivative Instruments and Hedging Activities." This statement, as amended, addresses the accounting for derivatives and hedging activities and is effective for years starting after June 15, 2000.

The Company does not currently utilize derivatives or engage in hedging activities; therefore, management does not anticipate that the adoption of this statement will have a material impact on the Company's financial position or results of operations.

In December 1999, the Securities and Exchange Commission issued Staff Accounting Bulletin No. 101 on revenue recognition. The bulletin, which establishes criteria that must be met to recognize revenue, was adopted by the Company during 2000 and did not have a material impact on the Company's financial position or results of operations.

                     NOTES TO COMBINED FINANCIAL STATEMENTS

CORPORATE ALLOCATION AND RELOCATION COSTS

The corporate allocation in the accompanying Combined Statements of Income is an estimate of the Company's share of Pitt-Des Moines, Inc.'s general corporate expenses. Historically, Pitt-Des Moines, Inc. has not allocated corporate expenses to its divisions. An estimate was prepared solely for the purpose of preparing these combined statements. The allocation represents the Company's proportionate share of half of Pitt-Des Moines, Inc.'s total corporate expenses, as calculated by dividing the Company's earned revenue by Pitt-Des Moines, Inc.'s consolidated earned revenue.

Also included in the accompanying Combined Statements of Income are costs associated with the relocation of certain PDM Engineered Construction employees to Houston, Texas. The costs totaled $589,591 (unaudited), $1,413,435 and $1,272,092 (unaudited) for the nine months ended September 30, 2000, the year ended December 31, 1999 and nine months ended September 30, 1999, respectively.

ACQUISITIONS

During 1997, the Company completed the acquisition of the remaining 10 percent interest in Hycon, Inc., a tank related construction company located in Harpersville, Alabama. The acquisition has been accounted for as a purchase and, accordingly, operating results have been included in the Company's combined financial statements since the date of acquisition. Pro forma information has not been presented because it is not material.

ACCOUNTS AND NOTES RECEIVABLE

Accounts and notes receivable at December 31, 1999 and 1998, include approximately $14.7 million and $10.0 million, respectively, due from customers in accordance with applicable retainage provisions of engineering and construction contracts. These amounts become due upon completion of such contracts. The 1999 amount is expected to be collected during 2000. The allowance for doubtful accounts was approximately $0.2 million (unaudited), $0.4 million and $0.5 million on September 30, 2000 and December 31, 1999 and 1998, respectively.

COSTS AND ESTIMATED PROFITS ON UNCOMPLETED CONTRACTS

Costs and estimated profits on uncompleted contracts are summarized as follows:


                                           September 30,             December 31,
                                           -------------   ------------------------------
                                              2000              1999             1998
                                           (Unaudited)
-----------------------------------------------------------------------------------------
Costs incurred on uncompleted contracts   $ 418,694,108    $ 395,871,973    $ 298,966,166
Estimated profits                            55,203,028       51,250,227       35,281,758
-----------------------------------------------------------------------------------------
                                            473,897,136      447,122,200      334,247,924
Billings to date                           (453,116,418)    (427,035,736)    (310,616,632)
-----------------------------------------------------------------------------------------
                                          $  20,780,718    $  20,086,464    $  23,631,292
=========================================================================================


                     NOTES TO COMBINED FINANCIAL STATEMENTS


Costs, estimated profits and billings on uncompleted contracts are included in the accompanying Combined Statements of Financial Condition under the following captions:


                                    September 30,        December 31,
                                       2000           1999             1998
                                   (Unaudited)
--------------------------------------------------------------------------------
Costs and estimated profits in
excess of billings                $ 26,895,950    $ 26,100,049    $ 27,141,571
Billings in excess of costs and
estimated profits                   (6,115,232)     (6,013,585)     (3,510,279)
--------------------------------------------------------------------------------
                                  $ 20,780,718    $ 20,086,464    $ 23,631,292
==============================================================================

PENSIONS

Most employees of the Company are covered under one of the noncontributory defined benefit pension plans sponsored by Pitt-Des Moines, Inc. Plans covering salaried employees, which are not specifically accounted for at the division/subsidiary level, but have generally been provided for through the PDM corporate allocations, provide monthly benefits at retirement age based on the participant's monthly salary and years of employment. Plans covering hourly employees, which are accounted for at the division/subsidiary level, generally provide benefits of stated amounts for each year of service although certain of such plans provide benefits based on the participant's hourly wage rate and years of service. The plans permit the sponsor, at any time, to amend or terminate the plans subject to union approval, if applicable.

The Company's policy is to fund the legal minimum required contributions. Plan assets on December 31, 1999 consisted primarily of listed stocks, bonds, investments in pooled funds and group annuity contracts of insurance carriers.

                     NOTES TO COMBINED FINANCIAL STATEMENTS


Net periodic pension expense for the Company's defined benefit pension plans attributable to hourly employees included the following components:


YEARS ENDED DECEMBER 31,                            1999         1998         1997
------------------------------------------------------------------------------------
Service cost-benefits earned during the period   $ 101,744    $  91,906    $  87,179
Interest cost on projected benefit obligation      311,894      299,448      283,413
Expected return on plan assets                    (429,510)    (368,662)    (300,547)
Amortization of transition amount                   (1,346)      (1,346)      (1,346)
Amortization of prior service cost                  48,920       45,284       42,324
Recognized net actuarial gain                      (17,981)      (7,482)        --
------------------------------------------------------------------------------------
Net periodic pension expense                     $  13,721    $  59,148    $ 111,023
====================================================================================

The following assumptions were used in the determination of net periodic cost:

YEARS ENDED DECEMBER 31,                        1999      1998      1997
-------------------------------------------------------------------------
Discount rate                                    6.8%      7.0%      7.5%
Rate of increase in compensation levels          5.5%      5.5%      5.5%
Expected long-term rate of return on assets      9.0%      9.0%      9.0%
-------------------------------------------------------------------------

The interest rates used to discount actuarial liabilities to present value at December 31, 1999 and 1998 were 7.75 percent and 6.75 percent, respectively.

The following table sets forth the change in benefit obligation, plan assets and funded status of the Company's defined benefit pension plans that are attributable to hourly employees:


DECEMBER 31,                                             1999           1998
------------------------------------------------------------------------------
Change in benefit obligation
   Benefit obligation at beginning of year          $ 4,687,298    $ 4,318,539
   Service cost                                         101,744         91,906
   Interest cost                                        311,894        299,447
   Plan amendments                                       59,656           --
   Benefits paid                                       (249,712)      (277,670)
   Actuarial (gain) or loss                            (614,470)       222,283
   Other                                                   --           32,793
------------------------------------------------------------------------------
Benefit obligation at end of year                   $ 4,296,410    $ 4,687,298
------------------------------------------------------------------------------
Change in plan assets
   Fair value of plan assets at beginning of year   $ 4,826,387    $ 4,136,910
   Actual return on plan assets                         285,589        833,268
   Employer contributions                               140,125        133,879
   Benefits paid                                       (249,712)      (277,670)
------------------------------------------------------------------------------
Fair value of plan assets at end of year            $ 5,002,389    $ 4,826,387
------------------------------------------------------------------------------
Reconciliation of funded status
   Funded status                                    $   705,979    $   139,088
   Unrecognized transition amount                        (1,354)        (2,700)
   Unrecognized prior service cost                      474,522        463,785
   Unrecognized net gain                               (838,248)      (385,675)
------------------------------------------------------------------------------
Net amount recognized                               $   340,899    $   214,498
------------------------------------------------------------------------------

                     NOTES TO COMBINED FINANCIAL STATEMENTS


Amounts recognized in the Combined Statements of Financial Condition include:

DECEMBER 31,                   1999         1998
--------------------------------------------------
Prepaid benefit cost        $ 340,899   $ 219,882
Accrued benefit liability        --        (5,384)
--------------------------------------------------
Net amount recognized       $ 340,899   $ 214,498
--------------------------------------------------

The projected benefit obligation and accumulated benefit obligation for pension plans with accumulated benefit obligations in excess of plan assets were $1,923,116 and $2,122,470 as of December 31, 1999 and 1998, respectively. The fair value of plan assets for these plans was $1,582,082 and $1,365,197 as of December 31, 1999 and 1998, respectively.

The Company also makes contributions to certain multi-employer defined benefit pension plans primarily for field union employees. These contributions are determined in accordance with the provisions of negotiated labor contracts and are generally based on the number of man-hours worked. Company contributions and costs recognized for these plans were approximately $2,000 for the years ended December 31, 1999 and 1997. There was no contribution during 1998.

The Company sponsors defined contribution plans or contributed to union sponsored defined contribution plans which cover nearly all salaried employees, certain hourly groups in accordance with their union labor contracts and nearly all non-union field employees. Based upon the respective plans, the Company contributions represent either a stated matching percentage of the participant's basic contribution or a stated rate per hour worked. Company contributions and costs recognized for these plans were $1.5 million, $1.3 million and $0.9 million for the years ended December 31, 1999, 1998 and 1997, respectively.

EMPLOYEE STOCK OWNERSHIP PLAN

The Company participates in the Pitt-Des Moines, Inc. noncontributory Employee Stock Ownership Plan (ESOP) which provides salaried employees, who have at least one year of continuous service, an opportunity to own Pitt-Des Moines, Inc. Common Stock and to accumulate additional retirement benefits. The Company's contributions are determined annually by the Board of Directors of Pitt-Des Moines, Inc. in an amount not to exceed the maximum allowable as an income tax deduction.

Company contributions are 100 percent vested after five years of continuous service. The ESOP contribution is allocated to the participant's account based upon the actual salary paid to the participant during that year. The following table sets forth the status of the Company's participation in the ESOP:


YEARS ENDED DECEMBER 31,              1999         1998         1997
--------------------------------------------------------------------------------
Contributions                      $  396,194   $  389,533   $  354,195
Dividends paid on ESOP shares      $   78,981   $   75,416   $   61,750
Number of shares held by ESOP         116,152      125,698      112,301
Plan assets at market value        $2,860,253   $3,016,741   $2,063,540
--------------------------------------------------------------------------------

                     NOTES TO COMBINED FINANCIAL STATEMENTS


PAYABLE TO PITT-DES MOINES, INC.

The payable represents the net of cumulative intercompany activity with Pitt-Des Moines, Inc. Pitt-Des Moines, Inc. makes various payments on the Company's behalf including, among other things, salaried payroll, payroll taxes, insurance and income taxes approximating $50 million annually. Additionally, from time to time, the Company borrows from Pitt-Des Moines, Inc. to finance working capital needs or capital expansion. Any excess cash is generally sent to Pitt-Des Moines, Inc. to repay the obligation.

LETTERS OF CREDIT

From time to time, the Company utilizes stand-by-letters of credit drawn on Pitt-Des Moines, Inc.'s unsecured revolving credit facility. On December 31, 1999, $6.0 million of stand-by-letters of credit were outstanding.

INCOME TAXES

The Company is included in the consolidated federal income tax return of Pitt-Des Moines, Inc. which has been settled through calendar year ended December 31, 1996. The consolidated federal income tax provision is allocated among the groups' members on a separate return basis with tax credits allocated to those members which generated the credits. The current provision for income taxes represents amounts paid or payable. Current federal income tax balances of all affiliated companies are settled with Pitt-Des Moines, Inc. which makes consolidated tax payments. State tax provision of subsidiaries are determined based upon applicable state statutes. Deferred income tax assets and liabilities are determined on differences between financial reporting and tax bases of assets and liabilities.

The income tax expense (benefit) included in the Combined Statements of Income is as follows:

YEARS ENDED DECEMBER 31,           1999           1998           1997
--------------------------------------------------------------------------------
Current:
   Federal                  $ 1,821,745    $ 1,185,612    $ 2,393,710
   State                        273,499        194,282        458,559
--------------------------------------------------------------------------------
   Total current expense      2,095,244      1,379,894      2,852,269
Deferred:
   Federal                     (217,326)      (195,690)      (190,091)
   State                        (51,744)       (46,593)       (45,260)
--------------------------------------------------------------------------------
   Total deferred benefit      (269,070)      (242,283)      (235,351)
--------------------------------------------------------------------------------
Total income tax expense    $ 1,826,174    $ 1,137,611    $ 2,616,918
--------------------------------------------------------------------------------

For the unaudited nine month periods ended September 30, 2000 and 1999, the Company recorded income tax provisions of $2,841,670 and $1,524,940, respectively, reflecting income tax rates of approximately 40 and 38 percent, respectively. These rates are based upon the estimated tax rates for the respective years.

                     NOTES TO COMBINED FINANCIAL STATEMENTS

A reconciliation of U.S. statutory federal income tax to the income tax expense on income before income taxes is as follows:


YEARS ENDED DECEMBER 31,                       1999         1998         1997
--------------------------------------------------------------------------------
U.S. statutory federal income tax expense $1,293,591 $ 938,840 $2,265,395 Increase in taxes resulting from:
   State taxes less federal benefit            144,142       95,997      264,304
   Other, net                                  388,441      102,774       87,219
--------------------------------------------------------------------------------
Income tax expense                          $1,826,174   $1,137,611   $2,616,918
--------------------------------------------------------------------------------

Deferred taxes reflect the tax effects of differences between the amounts recorded as assets and liabilities for financial reporting purposes and the amounts recorded for income tax purposes. The tax effects of significant temporary differences giving rise to deferred tax assets and liabilities are as follows:

DECEMBER 31,                                        1999           1998
--------------------------------------------------------------------------------
Deferred tax assets:
   Casualty and liability insurance            $   317,359    $   207,734
   Inventory                                       245,277        381,490
   Employee benefits                             1,122,050        810,744
   Accounts receivable allowance                   152,800        180,000
--------------------------------------------------------------------------------
   Total current deferred tax assets             1,837,486      1,579,968
--------------------------------------------------------------------------------
   Property, plant and equipment (long-term)       328,931        270,512
--------------------------------------------------------------------------------
   Total deferred tax assets                   $ 2,166,417    $ 1,850,480
--------------------------------------------------------------------------------
Deferred tax liabilities:
   Pension                                     $   136,360    $    85,799
   Other                                            (8,894)        (5,200)
--------------------------------------------------------------------------------
   Total deferred tax liabilities              $   127,466    $    80,599
--------------------------------------------------------------------------------

Income taxes for the years ended December 31, 1999, 1998 and 1997 were paid by Pitt-Des Moines, Inc.

UNAUDITED PRO FORMA COMBINED FINANCIAL STATEMENTS OF CB&I AND PDM

      The following unaudited pro forma combined balance sheet as of September 30, 2000 gives effect to the acquisition of PDM (Liquid & Cryogenic and Water Storage) and the related Common Stock issuance as if each had occurred on September 30, 2000. The unaudited pro forma condensed combined statements of income for the nine months ended September 30, 2000 and for the year ended December 31, 1999 give effect to these transactions as if each had occurred on January 1, 1999.

      The unaudited pro forma combined financial statements do not purport to be indicative of the combined results of operations of CB&I and PDM that might have occurred had the PDM Transaction been completed on such dates, nor are they indicative of future results of operations. The pro forma adjustments related to the purchase price allocation are preliminary, based on information obtained to date that is subject to revisions as additional information becomes available. Such information includes third party appraisals of PDM's property, plant and equipment, actuarial valuations of the PDM employee benefit plans, and adjustments required to fair value of PDM's contracts in progress, all as of the transaction closing date. Revisions to the preliminary purchase price allocation may have a significant impact on total assets, total liabilities and shareholders' equity, cost of revenues, selling, general and administrative expense, depreciation and amortization, and interest expense.

      The unaudited pro forma combined financial statements should be read in conjunction with the notes to the unaudited pro forma combined financial statements, the historical consolidated financial statements of CB&I and related notes included in its Annual Reports on Form 10-K and Quarterly Reports on Form 10-Q, as amended, and the historical financial statements of PDM and related notes included in Item 7 (a).

                       CHICAGO BRIDGE & IRON COMPANY N.V.
                   UNAUDITED PRO FORMA COMBINED BALANCE SHEET
                            AS OF SEPTEMBER 30, 2000
                                   ($ in 000s)

                                                           CB&I/HBI              PDM           PDM PRO FORMA
                       Assets                             As Adjusted        Historical         Adjustments          As Adjusted
----------------------------------------------------    ----------------   ----------------    --------------     ------------------
Current Assets:
   Cash and cash equivalents                             $        8,236     $        5,135      $          -       $         13,371
   Accounts receivables                                         123,990             38,887                 -                162,877
   Contracts in progress with earned revenues                    57,200             26,896                 -                 84,096
       exceeding related progress billings
   Inventories                                                        -              1,229                 -                  1,229
   Net assets of discontinued operations                         13,042                  -                 -                 13,042
   Other current assets                                          13,646              1,186           ($1,186)(a)             13,646
                                                        ----------------   ----------------    --------------     ------------------
             TOTAL CURRENT ASSETS                               216,114             73,333            (1,186)               288,261

Property and equipment                                          119,043              9,391             6,303 (b)            134,737
Intangible assets                                               156,101                240            37,650 (c)            193,991
Long-term receivable                                             47,851                  -                 -                 47,851
Other non-current assets                                         29,981                795             1,418 (d)             32,194
                                                        ----------------   ----------------    --------------     ------------------
            TOTAL ASSETS                                 $      569,090     $       83,759      $     44,185       $        697,034
                                                        ================   ================    ==============     ==================


LIABILITIES AND STOCKHOLDERS' EQUITY
----------------------------------------------------
CURRENT LIABILITIES:
   Notes payable                                         $          521     $            -      $          -       $            521
   Accounts payable                                              59,720             22,368                 -                 82,088
   Accrued liabilities                                           44,740              4,763                 -                 49,503
   Contracts in progress with progress billings                  52,460              6,115                 -                 58,575
       exceeding related earned revenues
   Income taxes payable and other                                 2,329                  -                 -                  2,329
                                                        ----------------   ----------------    --------------     ------------------
      TOTAL CURRENT LIABILITIES                                 159,770             33,246                 -                193,016

Long-term debt                                                  114,100                  -             5,500  (e)           119,600
Other non-current liabilities                                    68,672                127               627  (f)            69,426
Minority interest in subsidiaries                                32,454                  -                 -                 32,454
                                                        ----------------   ----------------    --------------     ------------------
      TOTAL LIABILITIES                                         374,996             33,373             6,127                414,496

Common stock subject to redemption                                                                    35,000  (g)            35,000

Common stock                                                        103                  -                22  (g)               125
Additional paid-in capital                                      168,304                  -            48,978  (g)           217,282
Retained earnings                                                48,312             50,386           (45,942) (h)            52,756
Stock held in Trust                                             (12,735)                 -                 -                (12,735)
Treasury stock, at cost                                            (752)                 -                 -                   (752)
Cumulative translation adjustment                                (9,138)                 -                 -                 (9,138)
                                                        ----------------   ----------------    --------------     ------------------
      TOTAL STOCKHOLDERS' EQUITY                                194,094             50,386             3,058                247,538

                                                        ----------------   ----------------    --------------     ------------------
 TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY              $      569,090     $       83,759      $     44,185       $        697,034
                                                        ================   ================    ==============     ==================



        The accompanying notes are an integral part of the pro forma condensed combined balance sheet.

                       CHICAGO BRIDGE & IRON COMPANY N.V.
                UNAUDITED PRO FORMA COMBINED STATEMENT OF INCOME
                      FOR THE YEAR ENDED DECEMBER 31, 1999
                       ($ in 000s, except per share data)


                                                         CB&I/HBI              PDM            PDM PRO FORMA
                                                        AS ADJUSTED         HISTORICAL         ADJUSTMENTS           AS ADJUSTED
                                                      ---------------     --------------     ---------------     -------------------
Revenues                                               $     983,955       $    194,280       $           -       $       1,178,235
Cost of revenues                                             845,917            169,761                 344  (a)          1,016,022
                                                      ---------------     --------------     ---------------     -------------------
     Gross profit                                            138,038             24,519                (344)                162,213
Selling and administrative expenses                           81,496             20,823                 922  (b)            103,241
Other operating income, net                                   (2,788)                 -                   -                  (2,788)
                                                      ---------------     --------------     ---------------     -------------------
     Income from operations                                   59,330              3,696              (1,266)                 61,760
Interest expense                                             (10,230)               (90)               (374) (c)            (10,694)
Interest income                                                3,760                 90                   -                   3,850
                                                      ---------------     --------------     ---------------     -------------------
     Income before taxes and minority interest                52,860              3,696              (1,640)                 54,916
Income tax expense                                           (17,112)            (1,826)                607  (d)            (18,331)
                                                      ---------------     --------------     ---------------     -------------------
     Income before minority interest                          35,748              1,870              (1,033)                 36,585
Minority interest in income                                   (2,551)                 -                   -                  (2,551)
                                                      ---------------     --------------     ---------------     -------------------
    Income from continuing operations                  $      33,197       $      1,870       $      (1,033)      $          34,034
                                                      ===============     ==============     ===============     ===================


Income from continuing operations per share
Basic                                                          $1.73                                                          $1.39
Diluted                                                        $1.71                                                          $1.36

Shares
     Basic                                                    19,146                                  5,310 (e)              24,456
     Diluted                                                  19,398                                  5,561 (e)              24,959






      The accompanying notes are an integral part of the pro forma condensed combined statement of income.

                       CHICAGO BRIDGE & IRON COMPANY N.V.
                UNAUDITED PRO FORMA COMBINED STATEMENT OF INCOME
                  FOR THE NINE MONTHS ENDED SEPTEMBER 30, 2000
                       ($ in 000s, except per share data)


                                                        CB&I/HBI             PDM           PDM PRO FORMA
                                                       AS ADJUSTED        HISTORICAL        ADJUSTMENTS         AS ADJUSTED
                                                     ---------------   ---------------    ----------------    ---------------
Revenues                                              $     650,384     $     154,118      $            -      $     804,502
Cost of revenues                                            573,398           133,013                 258  (a)       706,669
                                                     ---------------   ---------------    ----------------    ---------------
     Gross profit                                            76,986            21,105                (258)            97,833
Selling and administrative expenses                          46,700            14,224                 691  (b)        61,615
Other operating income, net                                  (2,366)                -                   -             (2,366)
                                                     ---------------   ---------------    ----------------    ---------------
     Income from operations                                  32,652             6,881                (949)            38,584
Interest expense                                             (7,359)                -                (301) (c)        (7,660)
Interest income                                               2,201               223                   -              2,424
                                                     ---------------   ---------------    ----------------    ---------------
     Income before taxes and minority interest               27,494             7,104              (1,250)            33,348
Income tax expense                                           (9,151)           (2,841)                455  (d)       (11,537)
                                                     ---------------   ---------------    ----------------    ---------------
     Income before minority interest                         18,343             4,263                (795)            21,811
Minority interest in income                                  (1,820)                -                   -             (1,820)
                                                     ---------------   ---------------    ----------------    ---------------
     Income from continuing operations                $      16,523     $       4,263      $         (795)     $      19,991
                                                     ===============   ===============    ================    ===============


Income from continuing operations per share
Basic                                                         $0.95                                                    $0.88
Diluted                                                       $0.93                                                    $0.86

Shares
     Basic                                                   17,467                                 5,310 (e)         22,777
     Diluted                                                 17,792                                 5,561 (e)         23,354









    The accompanying notes are an integral part of the pro forma condensed combined statement of income.

                NOTES TO PRO FORMA COMBINED FINANCIAL STATEMENTS
                                   (UNAUDITED)
                       IN THOUSANDS, EXCEPT PER SHARE DATA



1.    CB&I AND PDM HISTORICAL DATA

      The CB&I/HBI As Adjusted balances represent the pro forma consolidated balance sheet of Chicago Bridge & Iron Company N.V. ("CB&I") and Howe-Baker International, Inc. ("HBI") as of September 30, 2000, and the pro forma consolidated statements of income of CB&I and HBI for the nine months ended September 30, 2000 and the twelve months ended December 31, 1999, as reported in the November 24, 2000 proxy filing and subsequently amended for CB&I's discontinued operation of UltraPure Systems. Subsequent to the filing of the proxy, a warrant was granted allowing the purchase of 82,118 shares of Common Stock at an exercise price of NLG 0.01 per share. The diluted shares amount for EPS has been revised to reflect these warrants. The PDM historical balances represent the PDM Liquid and Cryogenic Water Storage combined balance sheet as of September 30, 2000 and combined statements of income for each of the indicated periods, as reported in the historical combined financial statements of PDM Liquid and Cryogenic Water Storage.

2.    PRO FORMA ADJUSTMENTS

      The pro forma adjustments reflected in the pro forma combined balance sheet give effect to the following based on CB&I's preliminary allocation of purchase price to PDM's net assets:

      (a) To reclassify PDM's deferred tax asset from current to non-current assets, to record consistently with CB&I.

      (b) To record the write-up of fixed assets to their depreciated replacement value, based on preliminary estimates. This write-up will be depreciated over 15 years.

      (c) To record the $37,650 excess of cost over the fair value of tangible net assets as intangible assets. This balance was allocated as follows:

                                                                               AMORTIZATION PERIOD
          Goodwill                                                    $37,890           40 years
          PDM historical intangible assets                              (240)
                                                                  ------------
          Pro forma adjustment                                        $37,650
                                                                  ============

      (d) To record the following: (1) the reclassification of PDM's deferred tax asset of $1,186 discussed in (a) above; and (2) a $232 increase in deferred tax asset on the pension asset adjustment discussed in (f) below.

      (e) To record $5,500 of acquisition-related costs.

      (f) To record a $627 increase in pension liability.

      (g) To record the issuance of 5,309,710 shares of Common Stock at NLG 0.01 par value and the issuance of a warrant allowing for the purchase of 251,598 shares of Common Stock at an exercise price of NLG 0.01 per share. 837,692 shares were issued to Farinvest in exchange for $13.6 million in cash. 1,623,846 shares and the warrants were issued to First Reserve in exchange for $26.4 million in cash. The total $40 million in cash was used for the purchase of PDM. The remaining 2,848,172 shares were valued at the guaranteed price of $44 million. PDM has the right to require CB&I to repurchase $35 million of these shares.

      (h) The elimination of the PDM historical stockholder's equity and the capital structure of PDM under prior ownership.

      The pro forma adjustments reflected in the pro forma condensed combined statements of income give effect to the following:

      (a) To reflect $344 and $258 of incremental depreciation expense for the year ended December 31, 1999 and the nine months ended September 30, 2000, respectively. Total pro forma depreciation expense includes the following amounts:

                                                       12/31/99              9/30/00
                                              ------------------    -----------------
          CB&I/HBI as adjusted                          $20,197              $14,269
          PDM Historical                                  2,584                1,808
          Pro forma adjustment                              344                  258
                                              ------------------    -----------------
          Total pro forma expense                       $23,125              $16,335
                                              ==================    =================

      (b) To reflect $922 and $691 of incremental goodwill amortization expense for the year ended December 31, 1999 and the nine months ended September 30, 2000, respectively. Total pro forma amortization expense includes the following amounts:

                                                       12/31/99              9/30/00
                                              ------------------    -----------------
          CB&I/HBI as adjusted                           $3,495               $2,917
          PDM Historical                                     25                   19
          Pro forma adjustment                              922                  691
                                              ------------------    -----------------
          Total pro forma expense                        $4,442               $3,627
                                              ==================    =================

      (c) To record increased interest expense of $374 for the year ended December 31, 1999 and $301 for the nine months ended September 30, 2000, reflecting the additional borrowings under the CB&I revolving credit facility. The average interest expense rate for the CB&I revolving credit facility was 6.8% in 1999 and 7.3% in 2000.

      (d) To reflect income tax effect of deductible pro forma adjustments.

      (e) Incremental issuance of 5,309,710 shares of Common Stock and dilutive effect of 251,598, related to the warrant.